                                   EXHIBIT 5
                                   ---------

             Opinion of Alston & Bird LLP regarding the legality of
                        the securities being registered

                                      and

                                 EXHIBIT 23(A)
                                 -------------

                               Consent of Counsel
                            (included in Exhibit 5).

                  [LETTERHEAD OF ALSTON & BIRD APPEARS HERE]




                               November 17, 1998

National Data Corporation
National Data Plaza
Atlanta, Georgia 30329-2010

         Re: Registration Statement on Form S-8 - National Data Corporation 1981 Employee Stock Purchase Plan

Ladies and Gentlemen:

          We have acted as counsel for National Data Corporation, a Delaware corporation (the "Company"), in connection with the referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 300,000 shares of the Company's common stock, $0.125 par value per share ("Common Stock"), that may be offered and sold to the employees of the Company pursuant to the National Data Corporation 1981 Employee Stock Purchase Plan (the "Plan"). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

          In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.

          For purposes of this opinion, we assume that (i) all options relating to the purchase of shares of Common Stock pursuant to the Plan have been or will be granted in accordance with the Plan and (ii) the purchase price per share under options granted pursuant to the Plan will, in all cases, exceed the par value of a share of Common Stock.

National Data Corporation
November 17, 1998
Page 2


          Based upon the foregoing and upon (i) receipt in full by the Company of the purchase price prescribed for shares of Common Stock purchased pursuant to the Plan, (ii) due issuance of stock certificates representing such shares, and (iii) issuance of such shares in accordance with the other terms and conditions of the Plan, we are of the opinion that the 300,000 shares of Common Stock issuable under the Plan and covered by the Registration Statement will be legally and validly issued, fully paid and nonassessable under the Delaware General Corporation Law as in effect on this date.

          The Opinion expressed herein is limited to the laws of the State of Delaware as codified in the General Corporation Law of the State of Delaware. This Opinion Letter is provided to you for your benefit and for the benefit of the Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.

          Neil Williams, a partner of Alston & Bird LLP, is a director of the Company.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

                            Sincerely,


                            ALSTON & BIRD LLP


                            By:  /s/ Joel J. Hughey
                               --------------------
                               Joel J. Hughey
                               Partner